Exhibit 99.1

News Release	Corporate Communications	Phone: 952-351-3087
	7480 Flying Cloud Drive	Fax: 952-351-3009
Minneapolis, MN 55344
For Immediate Release

Media Contact:	Investor Contact:

Bryce Hallowell	Jeff Huebschen
Phone: 952-351-3087	Phone: 952-351-2929
E-mail: bryce.hallowell@atk.com	E-mail: jeff.huebschen@atk.com

ATK Announces Right to Convert 2.75% Convertible Senior Subordinated Notes due 2011

Minneapolis, August 1, 2011 — ATK (NYSE: ATK) today announced that holders of the 2.75% Convertible Senior Subordinated Notes due 2011 (the “Notes”) are entitled to convert their Notes into shares of the Company’s common stock at any time between August 15, 2011 and the close of business on September 14, 2011, which is the business day immediately preceding the stated maturity of the Notes of September 15, 2011

The conversion rate of the Notes as of the date hereof is 10.4208 shares of the Company’s common stock per $1,000 principal amount of the Notes (a Conversion Price of $95.96).  The Company will settle in cash 100% of the Conversion Obligation in respect of the principal amount of Notes that are converted, and will settle any remaining portion of such Conversion Obligation in shares of common stock.

ATK is an aerospace, defense, and commercial products company with operations in 22 states, Puerto Rico, and internationally, and revenues of approximately $4.8 billion.  News and information can be found on the Internet at www.atk.com.

#      #      #